EXHIBIT 99.1

                     LTC Announces Pricing of an Additional
              2,640,000 Shares of Its 8% Series F Preferred Stock

     MALIBU, Calif.--(BUSINESS WIRE)--July 16, 2004--LTC Properties, Inc. (NYSE:LTC) announced today the Company has agreed to sell 2,640,000 additional shares of its 8% Series F Cumulative Redeemable Preferred Stock (liquidation preference of $25.00 per share) in a registered direct placement to a number of institutional investors and other purchasers. The additional shares will be issued at a price of $23.53 per share, plus an additional per share amount of $0.0056 per day for the number of days from and including July 2, 2004 through and including the day of sale. Net proceeds are estimated to be approximately $62.1 million, prior to expenses and fees and the Company expects to close the sale on July 20, 2004. Prior to the closing the Company has 4,000,000 shares of its 8% Series F Cumulative Redeemable Preferred Stock issued, outstanding and listed on the New York Stock Exchange (LTC PrF). The Company has applied to the New York Stock Exchange to list the additional 8% Series F Cumulative Redeemable Preferred Stock.
     The Company intends to use the net proceeds for general corporate purposes which may include investments in and acquisitions of health care properties, the funding of mortgage loans secured by health care properties and payment of various mortgage debt.
     Cohen & Steers Capital Advisors, LLC acted as Placement Agent in this transaction.
     Copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting the Company at 22917 Pacific Coast Highway, Suite 350, Malibu, CA, 90265, Attention: Investor Relations, or at 805-981-8655. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
     The Company is a self-administered real estate investment trust that invests primarily in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

     This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

     CONTACT: LTC Properties, Inc.
              Andre C. Dimitriadis, Chairman & CEO
              Wendy L. Simpson, Vice Chairman & CFO
              805-981-8655